Exhibit 10.1

AMENDED AND RESTATED

MASTER LOAN AND SECURITY AGREEMENT

Dated as of December 31, 2002

NEWTEK SMALL BUSINESS FINANCE, INC. as Borrower

and

DEUTSCHE BANK STRUCTURED PRODUCTS, INC. as Lender

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6.08	Taxes	28

6.09	Investment Company Act	29

6.10	Collateral; Collateral Security.	29

6.11	Chief Executive Office	30

6.12	Location of Books and Records	30

6.13	True and Complete Disclosure	30

6.14	Net Worth	30

6.15	ERISA	30

6.16	Solvency; Fraudulent Conveyance	30

6.17	SBA Approved	30

Section 7.	Covenants of the Borrower	31

7.01	Litigation	31

7.02	Financial Statements; Accountants’ Reports; Other Information	31

7.03	Compliance Certificate	32

7.04	Existence, Etc.	33

7.05	Prohibition of Fundamental Changes	33

7.06	Borrowing Base Deficiency	33

7.07	Payment Account Notice	34

7.08	Notices	34

7.09	Reports	34

7.10	Underwriting Guidelines	35

7.11	Transactions with Affiliates	35

7.12	Limitation on Liens	35

7.13	Limitation on Guarantees	35

7.14	Limitation on Distributions	35

7.15	Maintenance of Net Worth	35

7.16	Maintenance of Ratio of Total Indebtedness to Net Worth.	35

7.17	Maintenance of Profitability	35

7.18	Further Assurances	35

7.19	Lines of Business	36

7.20	Use of Proceeds	36

7.21	SBA Compliance	36

7.22	Temporary Release of SBA Loan Documents.	36

Section 8.	Events of Default	36

Section 9.	Remedies Upon Default.	38

Section 10.	No Duty of Lender	39

Section 11.	Miscellaneous.	39

11.01	Waiver	39

11.02	Notices	39

11.03	Indemnification and Expenses.	39

11.04	Amendments	40

11.05	Successors and Assigns	41

11.06	Survival	41

11.07	Captions	41

11.08	Counterparts	41

11.09	Loan Agreement Constitutes Security Agreement; Governing Law	41

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11.10	SUBMISSION TO JURISDICTION; WAIVERS	41

11.11	WAIVER OF JURY TRIAL	42

11.12	Acknowledgments	42

11.13	Hypothecation or Pledge of SBA Loans	42

11.14	Assignments; Participations.	42

11.15	Servicing.	43

11.16	Periodic Due Diligence Review	44

11.17	Set-Off	45

SCHEDULE 1	Representations and Warranties re: SBA Loans

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Duties of the Borrower with Respect to the SBA Loans

EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Form of Opinion of Counsel to Borrower

EXHIBIT C	Form of Request for Borrowing and Notice of Pledge

EXHIBIT D	Underwriting Guidelines

EXHIBIT E	Form of Newtek Guaranty

EXHIBIT F	Form of Blocked Account Agreement

EXHIBIT G	Form of Multiparty Agreement

EXHIBIT H	Form of Trust Account Agreement

EXHIBIT I	Form of Servicer’s Certificate

EXHIBIT J	Form of Amendment to Intercreditor and Blocked Account Agreement

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AMENDED AND RESTATED

MASTER LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of December 31, 2002, between NEWTEK SMALL BUSINESS FINANCE, INC., a New York corporation (the “Borrower”), and DEUTSCHE BANK STRUCTURED PRODUCTS, INC., a Delaware corporation (the “Lender”).

RECITALS

WHEREAS, Commercial Capital Corporation (“CCC”) and Global Alliance Financial Company, L.L.C. (“GAFCO”) entered into the Master Loan and Security Agreement as of August 26, 1997 (the “Initial Loan Agreement”) for the purpose of providing CCC with revolving credit loans to finance certain SBA Loans (as defined below) to be originated by CCC;

WHEREAS, the Initial Loan Agreement has been amended from time to time (the “Existing Loan Agreement”);

WHEREAS, on or before the date hereof, GAFCO will assign its rights under the Existing Loan Agreement to Deutsche Bank Structured Products, Inc. (“Lender”);

WHEREAS, on or before the date hereof, a merger subsidiary of Small Business Funding, Inc., will merge with and into CCC, which will be renamed Newtek Small Business Finance, Inc. upon consummation of the merger; and

WHEREAS, the parties hereto desire to further amend and restate the provisions of the Existing Loan Agreement;

NOW, THEREFORE, in consideration of the mutual provision and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall have the meaning assigned thereto in Section 11.15(a) hereof.

“Advance(s)” shall have the meaning provided in Section 2.01(a) hereof.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Amendment to Intercreditor and Blocked Account Agreement” shall mean the Amendment by and among Lender, Borrower, and The Merchants Bank of New York, dated as of December 31, 2002 to that certain Intercreditor and Blocked Account Agreement by and among CCC, GAFCO, and The Merchants Bank of New York dated as of August 26, 1997, substantially in the form attached hereto as Exhibit J.

“Applicable Collateral Percentage” shall mean 100%.

“Applicable Margin” shall mean a negative 0.5% per annum.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Blocked Account Agreement” shall mean that certain Blocked Account Agreement, dated as of the date hereof, by and among the Reserve Account Bank and/or the Payment Account Bank, as applicable, Borrower and the Lender, substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning provided in the heading hereof.

“Borrower’s Delinquent Portfolio” shall mean, as of any date of determination, the sum of (i) the aggregate outstanding principal balance of the Pledged SBA Loans in the Borrower’s Portfolio which is in excess of 59 days delinquent, and (ii) the aggregate outstanding principal balance of the SBA Loans, other than the Pledged SBA Loans, which is in excess of 89 days delinquent.

“Borrower’s Portfolio” shall mean, as of any date of determination, the aggregate outstanding principal balance of the SBA Loans owned by the Borrower.

“Borrowing Base” shall mean the aggregate Collateral Value of all Eligible SBA Loans and Residual Interests.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.07 hereof.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the FTA is authorized or obligated by law or executive order to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(b) hereof.

“Collateral Value” shall mean

(a) with respect to each Pledged SBA Loan, the Applicable Collateral Percentage multiplied by the outstanding principal balance of the Unguaranteed Portion of such SBA Loan; provided, that

(i)	the Collateral Value shall be deemed to be zero with respect to each Pledged SBA Loan (1) in respect of which there is a breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of the date Collateral Value is determined), (2) in respect of which, the Lender determines, in its reasonable discretion, is not eligible for sale in the secondary market or securitization without unreasonable credit enhancement, (3) with respect to which the SBA challenges, repudiates or otherwise called into question its obligations under the SBA Guaranty Agreement or the related SBA Authorization and Loan Agreement, or (4) in respect of which the SBA Loan Note has been released from the possession of the FTA in excess of 10 calendar days; and

(ii)	the Collateral Value shall be reduced by 50% with respect to each Pledged SBA Loan in respect of which there is a delinquency in the payment of principal and/or interest due under the SBA Loan Note which continues for a period in excess of 89 days (without regard to any applicable grace periods).

(b) With respect to each Pledged Residual Interest an amount determined by the Lender, in its sole discretion, at the time such Pledged Residual Interest is pledged hereunder; provided, that the Collateral Value of such Pledged Residual Interest shall thereafter be marked-to-market daily by the Lender in its sole discretion.

“Commitment Fee” shall have the meaning provided in Section 3.03 hereof.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Condemnation Proceeds” shall mean all awards or settlements in respect of a Pledged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Obligor in accordance with the terms of the related SBA Loan Documents.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender subsequent to the date hereof (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum plus the Prime Rate.

“Distribution” shall mean any dividends (other than dividend payable solely in common stock), distributions, return of capital to any stockholders, general or limited partners or members, other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members, or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock) general or limited partnership interest, or the setting aside of any funds for the foregoing; provided, however, that this shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Borrower’s business and are provided upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not a stockholder, general partner or limited partner, or member.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 11.16 hereof with respect to any or all of the SBA Loans, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible SBA Loan” shall mean an SBA Loan which (i) meets all applicable Underwriting Guidelines, unless specifically otherwise approved by the Lender in writing, (ii) is pledged to the Lender, (iii) is not otherwise excluded under the definition of Collateral Value, and (iv) as to which the representations and warranties in Section 6.10 and Schedule 1 hereof are true and correct.

“Environments Laws” shall mean (i) any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, order, judgment, decree, injunction, requirement or agreement with or by any Governmental Authority relating to (x) the protection or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the handling, use, generation, treatment, storage and disposal of or exposure to Hazardous Substances or wastes, in each case as amended and as now or hereafter in effect, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976, the federal Solid Waste Disposal and the federal Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Environmental Liabilities” shall mean (i) any violation or alleged violation of any Environmental Law, (ii) the failure of the Borrower to comply with any Environmental Law, (iii) the disposal of, release of or exposure to any Hazardous Substance at any location, including the Pledged Properties, (iv) leakage from any underground storage tanks at any of the Pledged Properties, (v) the release of asbestos at any of the Pledged Properties, (vi) the use as a dump, sanitary landfill or hazardous waste disposal site of any of the Pledged Properties, (vii) any judgment, administrative order or court orders threatened or entered against the Borrower relating to any Environmental Law and (viii) any other losses arising out of the operation of the Pledged Properties relating to any Environmental Law or to any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Statements” shall mean those documents delivered pursuant to Section 7.02 hereof.

“Franchise” shall mean the franchise business of the Obligor, as more fully described in the Franchise Agreement, and the Obligor’s rights thereunder.

“Franchise Agreement” shall mean the agreement setting forth the rights and obligations of the Obligor with respect to the Franchise granted therein.

“FTA” shall mean Colson Services Corp., or any successor under the Multiparty Agreement appointed by the SBA.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any of its Subsidiaries or any of its properties.

“Guaranteed Portion” shall mean as to any SBA Loan, the portion of the principal balance thereof together with interest thereon at a per annum rate in effect from time to time guaranteed by the SBA in accordance with the terms of the SBA Guaranty Agreement, the related SBA Authorization and Loan Agreement, and SBA Rules and Regulations.

“Guarantor” shall mean Newtek.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Indebtedness” shall mean, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Interest Income Asset” shall mean with respect to any Pledged SBA Loans, interest income and other amounts accruing on such SBA Loans, excluding the Permanent Fee as more fully described in the Multiparty Agreement.

“Interest Period” shall mean, with respect to any Advance, (i) initially, for any Advance, the period commencing on the Funding Date with respect to such Advance and ending on the day preceding the tenth Business Day of the next succeeding month, and (ii) thereafter, each period commencing on the tenth Business Day of a month and ending on the day preceding the tenth Business Day of the next succeeding month. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Lender” shall have the meaning provided in the heading hereto.

“LIBO Base Rate” shall mean for any Advance, with respect to each day during each Interest Period pertaining to such Advance, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR on the first day of such Interest Period, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Advances are then being conducted for delivery on such day for a period of one month, and in an amount comparable to the amount of the Advances to be outstanding on such day.

“LIBO Rate” shall mean with respect to each day during each Interest Period pertaining to an Advance, a rate per annum determined by the Lender in its sole discretion in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent), which rate as determined by the Lender shall be conclusive absent manifest error by the Lender:

LIBO Base Rate

1.00 – LIBO Reserve Requirements

“LIBO Reserve Requirements” shall mean for any Interest Period for any Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day or during such Interest Period, as applicable (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” shall mean this Amended and Restated Master Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Multiparty Agreement and the Newtek Guaranty.

“Lock Box” shall mean the Post Office Box obtained pursuant to that certain Lockbox Service Agreement, by and between Deutsche Bank and Borrower, dated as of the date hereof, pursuant to which Deutsche Bank will rent, service and have sole access to the Lock Box, for the purpose of collecting all mail deposited therein.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Credit” shall mean $75,000,000 as of the Effective Date and thereafter, such greater amount as may be determined in the Lender’s sole discretion, pursuant to Section 2.13 hereof, not to exceed $100,000,000.

“Monthly Payment” means the scheduled monthly payment of principal and interest on an SBA Loan as adjusted in accordance with changes in the SBA Loan Interest Rate pursuant to the provisions of the SBA Loan Note for an adjustable rate SBA Loan.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiparty Agreement” shall mean the Multiparty Agreement, dated as of the date hereof, by and among the Lender, the Borrower, Newtek, the FTA and the SBA, in the form attached hereto as Exhibit G.

“Net Worth” shall mean, as of a particular date, all amounts which would be included under capital on a balance sheet of the Borrower at such date, including Permitted Subordinated Debt, determined in accordance with GAAP.

“Newtek” means Newtek Business Services, Inc., a New York corporation.

“Newtek Guaranty” shall mean that certain Guaranty Agreement substantially in the form of Exhibit E, by Newtek in favor of the Lender, dated as of the date hereof.

“Non-Excluded Taxes” shall have the meaning provided in Section 2.11 hereof.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Obligor” shall mean any obligor on an SBA Loan Note, whether the original obligor, or whether by assumption or otherwise.

“Participants” shall have the meaning set forth in Section 11.14(b) hereof.

“Payment Account” shall have the meaning set forth in Section 2.05 hereof.

“Payment Account Bank” shall mean Deutsche Bank Trust Company Americas, or such other bank as determined by the Lender.

“Payment Date” shall mean the third (3rd) Business Day of each calendar month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permanent Fee” shall mean the Servicing Fee as defined in the Multiparty Agreement.

“Permitted Subordinated Debt” shall mean Indebtedness of the Borrower incurred with the prior written consent of Lender, which consent shall not be unreasonably withheld.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Property” shall mean (i) real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (ii) any machinery or equipment (and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (iii) any Franchise and/or (iv) all other collateral, in any case, securing repayment of the debt evidenced by an SBA Loan Note.

“Pledged Residual Interests” shall mean the Residual Interests pledged by the Borrower to the Lender as Collateral for Advances made hereunder as evidenced by delivery of the Residual Interest issued in definitive form in the name of the Borrower to the Lender along with such other documents and instruments necessary to perfect a first priority security interest therein.

“Pledged SBA Loans” shall mean that portion of those SBA Loans pledged by the Borrower to the Lender as Collateral for Advances made hereunder, which shall only consist of Unguaranteed Portions, as evidenced by delivery of notice of pledge to the Payment Account Bank and the Lender as set forth in the Blocked Account Agreement.

“Prime Base Rate” shall mean for any Advance, with respect to each day during each Interest Period pertaining to such Advance, the rate per annum equal to the rate as published in H.15 (519) on or about 9:00 a.m., New York City time, on the first day of such Interest Period, and if such rate shall not be so quoted by 3:00 p.m., New York City time, the rate as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

“Prime Rate” shall mean with respect to each day during each Interest Period pertaining to an Advance, a rate per annum determined by the Lender in its sole discretion in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent), which rate as determined by the Lender shall be conclusive absent manifest error by the Lender:

Prime Base Rate

1.00 – Prime Reserve Requirements

“Prime Reserve Requirements” shall mean for any Interest Period for any Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day or during such Interest Period, as applicable (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Request for Borrowing” shall have the meaning provided in Section 2.03(a) hereof.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” shall mean, the account established pursuant to Section 2.04 hereof for deposit of the Reserve Amount.

“Reserve Account Bank” shall mean Deutsche Bank Trust Company Americas, or such other bank as determined by the Lender.

“Reserve Amount” shall mean the amount on deposit from time to time in the Reserve Account.

“Reserve Account Reimbursement Date” shall mean the first date on which the Reserve Amount shall be at least equal to 5% of the aggregate outstanding Advances under this Loan Agreement.

“Reserve Reimbursement Amount” shall mean, as of any date of determination, the amount, if any, equal to the excess of the Reserve Amount over 5% of the then aggregate outstanding Advances under this Loan Agreement.

“Residual Interests” shall mean residual or any other financial interests retained by the Borrower resulting from the sale through a securitization, conduit or similar transaction of Collateral (other than Pledged Residual Interests).

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“Retained Reserve Amount” shall mean 5% of each Advance.

“SBA” shall mean the United States Small Business Administration, an agency of the United States government.

“SBA Authorization and Loan Agreement” shall mean the Authorization and Loan Agreement (SBA Form 529B or other comparable form) issued with respect to each SBA 7(a) Program Real Property Loan between the SBA, the Borrower and the Obligor.

“SBA Guaranty Agreement” shall be the reference to the SBA Loan Guaranty Agreement (SBA Form 750 or any comparable form) between the SBA and the Borrower as such agreement may be amended from time to time.

“SBA Loan” shall mean any loan which is originated in accordance with the SBA Rules and Regulations and pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 661 et. seq., which SBA Loan is partially guaranteed by the SBA.

“SBA Loan Documents” shall mean, with respect to an SBA Loan, the documents comprising the Borrower’s SBA Loan File and the SBA Loan Note for such SBA Loan.

“SBA Loan File” shall mean all documents related to any SBA Loan that are delivered to the Borrower or which at any time come into the possession of the FTA or the Borrower, including, without limitation, any guarantee executed in connection with the SBA Loan Note; all assumption, modification, consolidation or extension agreements; an assignment of security agreement executed in blank; all other assignments and intervening assignments of security agreements; with respect to each SBA Loan secured primarily by real estate, the related policy of title insurance (or a commitment for title insurance); any and all financing statements executed relating to the SBA Loan Documents; any security agreement, chattel mortgage or equivalent document executed in connection with such SBA Loan; any environmental indemnity agreements; any omnibus assignment in blank; a certified copy of the SBA Authorization and Loan Agreement; and the SBA Guaranty Agreement relative to such SBA Loan.

“SBA Loan Interest Rate” shall mean the annual rate of interest, as determined from time to time, borne on an SBA Loan Note.

“SBA Loan Note” shall mean the promissory note or other evidence of the indebtedness of a Obligor with respect to an SBA Loan.

“SBA Loan Schedule” shall mean a schedule of SBA Loans containing the following information with respect to each SBA Loan, to be delivered by the Borrower to the Lender pursuant to Section 2.03(a) hereof: (i) the Borrower’s SBA Loan number; (ii) the Obligor’s name and the street address; (iii) the current principal balance; (iv) the original principal amount with respect to any SBA Loan originated; (v) the loan-to-value ratio as of the date of the origination of the related SBA Loan; (vi) the paid through date, (vii) the type of SBA Loan; (viii) the date of the origination of such SBA Loan; (ix) the SBA Loan Interest Rate, (x) the final maturity date under the SBA Loan Note; (xi) the Monthly Payment; (xii) the percentage of the SBA Loan which is the Guaranteed Portion and (xiii) such other tape fields as shall be mutually agreed upon by Borrower and Lender.

“SBA Loan Tape” shall mean have the meaning assigned thereto in Section 7.02(d) hereof.

“SBA 7(a) Program Real Property Loan” shall mean any SBA Loan originated pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., which loan is a first, second or third lien partially guaranteed by the SBA, for which the underlying Pledged Property securing such loan is primarily commercial real estate.

“SBA Rules and Regulations” shall mean the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., and the Small Business Investment Act, as amended, codified at 15 U.S.C. 661 et. seq., all rules and regulations promulgated from time to time thereunder and the SBA Guaranty Agreement.

“Second Lien Loan” shall have the meaning provided in Part 1(10) of Schedule 1 hereto.

“Secured Obligations” shall mean the unpaid principal amount of, and interest on the Advances, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the Note, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms hereof or thereof) or otherwise. For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Security Agreement” shall mean the mortgage, deed of trust, assignment of leases and rents or other instrument or security agreement securing obligations with respect to an SBA Loan, which creates a first, second or third Lien (as indicated on the SBA Loan Tape) on a Pledged Property securing the SBA Loan Note.

“Servicer” means Newtek Small Business Finance, Inc.

“Servicing Agreement” shall have the meaning provided in Section 11.15(a) hereof.

“Servicing Records” shall have the meaning provided in Section 11.15(b) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Termination Date” shall mean March 31, 2004 or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Third Lien Loan” shall have the meaning provided in Part I(10) of Schedule 1 hereto.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of the Borrower during such period less (i) the amount of any nonspecific balance sheet reserves, (ii) Permitted Subordinated Debt, (iii) an amount of debt equal to the Guaranteed Portions of any SBA Loans owned by Borrower; and (iv) any debt related to repurchase agreements, maintained in accordance with GAAP.

“Trust Account” shall have the meaning provided in the Trust Account Agreement.

“Trust Account Agreement” shall mean that certain Trust Account Agreement, dated as of the date hereof, by and between the Borrower and the Trustee, substantially in the form of Exhibit H hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Trustee” shall mean Deutsche Bank Trust Company Americas, as collection and disbursement agent under the Trust Account Agreement, or such other bank as mutually agreed upon between the Borrower and the Lender.

“Underwriting Guidelines” shall mean the Borrower’s underwriting guidelines for SBA Loans attached as Exhibit D hereto.

“Unguaranteed Portion” shall mean that portion of an SBA Loan, including interest, not guaranteed by the SBA pursuant to the SBA Rules and Regulations, the related SBA Authorization and Loan Agreement, or the SBA Guaranty Agreement, but only so much of such portion as has been pledged as Collateral for Advances made hereunder.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02 Accounting Terms and Determinations.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2. Advances; Note and Prepayments.

2.01 Advances.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default shall have occurred and be continuing hereunder, the Lender agrees from time to time, on the terms and conditions of this Loan Agreement, to make loans (individually, an “Advance”; collectively, the “Advances”) to the Borrower in Dollars, from and including the Effective Date to and including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Credit, as in effect from time to time.

(b) Subject to the terms and conditions of this Loan Agreement, during such period the Borrower may borrow, repay and reborrow hereunder.

(c) In no event shall an Advance be made when any Default or Event of Default has occurred and is continuing.

2.02 Notes.

(a) The Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof,

payable to the Lender in a principal amount equal to the amount of the Maximum Credit as may be in effect pursuant to Section 2.13 hereof, and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03 Procedure for Borrowing.

(a) The Borrower may request a borrowing hereunder, on any Business Day during the period from and including the Effective Date to and including the Termination Date, by delivering to the Lender, an irrevocable written request for borrowing substantially in the form of Exhibit C hereto (“Request for Borrowing”); provided, that, the Borrower may not deliver more than one Request for Borrowing during any one week period. Such Request for Borrowing must be received by the Lender prior to 12:00 p.m. New York City time at least three (3) Business Days prior to the requested Funding Date. Such Request for Borrowing shall (i) attach an SBA Loan Schedule identifying the SBA Loans that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing, (ii) specify the requested Funding Date and (iii) such other matters as may be specified on the form of the Request for Borrowing or as may be reasonably requested by Lender from time to time in accordance with the terms hereof. Any Advance, after the Effective Date, shall be in a minimum amount equal to $500,000. Borrower shall indemnify Lender and hold it harmless against any Losses incurred by Lender as a result of any failure by Borrower to timely deliver the Pledged SBA Loans subject to such Request for Borrowing.

(b) Upon the Borrower’s Request for Borrowing pursuant to Section 2.03(a), the Lender shall, assuming all conditions precedent set forth in Section 5.01 and 5.02 have been met and provided no Default shall have occurred and be continuing, make an Advance to the Borrower on the requested Funding Date, in the amount so requested.

(c) The initial Advance shall be made as of the Effective Date in an amount equal to $54,498,621.00.

(d) The Borrower shall deliver to the Lender, no later than 10:00 a.m., New York City time, on a Funding Date, a Request for Borrowing and Notice of Pledge, substantially in the form of Exhibit C hereto, in respect of all Pledged SBA Loans pledged to the Lender on such Funding Date, which shall identify the SBA Loans being pledged to the Lender hereunder and certify that the SBA Loan Notes have been delivered to the FTA pursuant to the Multiparty Agreement. Subject to Section 5 hereof, such borrowing, net of the Reserve Amount (the “Net Proceeds”), will then be made available to the Borrower by the Lender transferring, via wire transfer, to the following account of the Borrower: at Deutsche Bank, for the A/C of Newtek

Small Business Finance, Inc., Acct# 00425279 ABA# 021001033, in the aggregate amount of such borrowing, net of the Reserve Amount, in funds immediately available to the Borrower.

2.04 Establishment of Reserve Account.

(a) The Lender shall establish and maintain a Reserve Account in the name of the Borrower at the Reserve Account Bank. The Lender and the Borrower shall enter into a Blocked Account Agreement, substantially in the form of Exhibit F hereto, with the Reserve Account Bank. Such Reserve Account shall be subject to the dominion and control of the Lender and the Borrower shall have no withdrawal rights therefrom.

(b) On each Funding Date, the Lender shall deduct from the Advance to be remitted to the Borrower pursuant to Section 2.03(b) hereof and deposit in such Reserve Account on such Funding Date the applicable Retained Reserve Amount, via wire transfer to such account.

(c) On the Reserve Amount Reimbursement Date, provided that no Default shall have occurred and be continuing, the Lender shall instruct the Reserve Account Bank to remit to the Borrower in accordance with the Borrower’s wire transfer instructions an amount equal to the Reserve Reimbursement Amount. Thereafter, to the extent a Reserve Reimbursement Amount exists, the Lender, upon request of the Borrower, and provided that no Default shall have occurred and be continuing, shall instruct the Reserve Account Bank to remit to the Borrower in accordance with the Borrower’s wire transfer instructions an amount equal to the applicable Reserve Reimbursement Amount. The Lender shall have no obligation to release any portion of the Retained Reserve Amount to the Borrower until all of the Borrower’s Secured Obligations under this Loan Agreement have been satisfied in full.

2.05 Establishment of Payment Account.

(a) The Borrower shall establish and maintain a payment account (the “Payment Account”) in the name of the Borrower at the Payment Account Bank. The Lender and the Borrower shall enter into a Blocked Account Agreement with the Payment Account Bank at which such Payment Account shall be maintained. The Payment Account shall be under the exclusive dominion and control of the Lender. Neither the Borrower nor any other Person claiming on behalf of or through the Borrower shall have any right or authority, whether express or implied, to close or make use of, or withdraw any funds from, the Payment Account.

(b) In accordance with the Trust Account Agreement, the Borrower shall cause the Trustee to deposit into the Payment Account that portion of all payments received for Pledged SBA Loans allocable to the Unguaranteed Portion.

(c) The Borrower shall cause payments with respect to each Pledged Residual Interest to be deposited into the Payment Account.

(d) On each Payment Date, all funds held in the Payment Account shall be distributed by the Payment Account Bank in accordance with the Blocked Account Agreement as follows: first, to accrued but unpaid interest on the Advances, second, to the amount of any Borrowing Base Deficiency, and third, either (i) immediately, upon the occurrence and during the continuation of an Event of Default to the reduction of principal of the Advances, or (ii) released to the Borrower.

2.06 Repayment of Advances; Interest.

(a) The Borrower hereby promises to repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances.

(b) The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum equal to the Prime Rate plus the Applicable Margin. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Lender interest at the applicable Default Rate on any principal of any Advance and on any other amount payable by the Borrower hereunder or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance shall be payable monthly in arrears on each Payment Date and on the Termination Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to the Lender on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrower.

(c) It is understood and agreed that, unless and until a Default shall have occurred and be continuing, the Borrower shall be entitled to the proceeds of the Pledged SBA Loans (other than as expressly set forth in Section 2.05 hereof).

2.07 Mandatory Prepayments; Pledge. If at any time the aggregate outstanding principal amount of Advances exceeds the Borrowing Base (a “Borrowing Base Deficiency”), as determined by the Lender and notified to the Borrower on any Business Day, the Lender shall have the option to (i) take a distribution from the Payment Account on the next Payment Date in the amount of the Borrowing Base Deficiency or (ii) require the Borrower, no later than one Business Day after receipt of such notice, either prepay the Advances in part or in whole or pledge additional SBA Loans or pledge Residual Interests (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledges the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base.

2.08 Optional Prepayments. The Advances are prepayable at the end of any Interest Period, in whole or in part, and may not be prepaid on any other date. Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower intends to prepay an Advance in whole or in part from a source other than the proceeds of the SBA Loans, the Borrower shall give three (3) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice, shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $1,000,000.

2.09 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Prime Base Rate:

(a) the Lender determines, which determination shall be conclusive, absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “Prime Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a Prime Rate;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances, and the Borrower shall, in its discretion, either prepay all such Advances as may be outstanding or pay interest on such Advances at a rate per annum equal to the LIBO Rate plus 2.50% per annum.

2.10 Requirements of Law.

(a) If any Requirement of Law or any change in the interpretation or application thereof or compliance by the Lender with any request or directive from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Base Rate hereunder;

(iii)	shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender reasonably deems either to be material as it applied to making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall within five (5) Business Days from receipt of notice from Lender as provided in subsection (c) below, pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then from time to time, the Borrower shall within five (5) Business Days from receipt of notice from Lender as provided in subsection (c) below, pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

2.11 Taxes.

(a) All payments made by the Borrower under this Loan Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement, or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under the Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender if such Lender is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of clause (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

(b) If the Lender hereunder (or an assignee or Participant that acquires an interest hereunder in accordance with Section 11.14 hereof) is not incorporated under the laws of the United States of America or a state thereof shall:

(i)	deliver to the Borrower (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

(ii)	deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)	obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Loan Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 11.14 hereof shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

Extension of Termination Date. At the request of the Borrower, received no later than 30 days prior to the then current Termination Date, the Lender may in its sole discretion extend the Termination Date for a period of up to 364 days by giving written notice of such extension to the Borrower no later than 20 days prior to the then current Termination Date.

2.13 Increase in Maximum Credit. The Lender may, in its sole discretion, upon receipt of a request from the Borrower, increase the Maximum Credit.

Section 3. Payments; Computations; Etc.

3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender: Federal Reserve Bank, New York, For the A/C of Deutsche Bank Structured Products, Inc., Account# 60200119, ABA# 021001033, Attn: Cheryl Mandelbaum, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). The Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or the Note would otherwise fall on a day that is not a

Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.02 Computations. Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03 Commitment Fee. In addition to other fees and expenses to be paid by the Borrower as provided herein, the Borrower shall pay the Lender a commitment fee in an amount equal to 0.25% per annum on the average daily amount of the unutilized portion of the Maximum Credit during the period for which payment is made, payable monthly in arrears on the last day of each month, and on the Termination Date, commencing on the Effective Date and ending on the Termination Date, such payment to be paid by wire transfer to the Lender, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01(a) hereof (“Commitment Fee”).

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) The Borrower shall hold the SBA Loan Documents (except for the SBA Loan Notes which shall be held by the FTA as bailee for the Lender), as bailee and agent for the Lender, the holders of the Guaranteed Portion and the SBA, as their interests may appear.

(b) Each of the following items of property is hereinafter referred to as the “Collateral”:

(i)	all Pledged SBA Loans;

(ii)	all Pledged Residual Interests;

(iii)	to the extent of the Unguaranteed Portion, all SBA Loan Documents, including without limitation all promissory notes, and all Servicing Records (as defined in Section 11.15(b) below), Servicing Agreements (if any) and any other collateral pledged or otherwise relating to such Pledged SBA Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iv)	all insurance (issued by governmental agencies or otherwise) and any insurance certificate or other document evidencing such insurance relating to any Pledged SBA Loan and all claims and payments thereunder;

(v)	all other insurance policies and insurance proceeds relating to any Pledged SBA Loan or the related Pledged Property;

(vi)	the Interest Income Asset;

(vii)	the Reserve Account and all monies from time to time on deposit in such Reserve Account;

(viii)	the Payment Account and all monies from time to time on deposit in such Payment Account;

(ix)	all “general intangibles” (other than the SBA license) as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(x)	any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c) The Borrower hereby pledges to the Lender, and grants a security interest in favor of the Lender in, all of the Borrower’s right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the Secured Obligations. The Borrower agrees to mark its computer records and tapes to evidence the interests granted to the Lender hereunder.

4.02 Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03 Changes in Locations, Name, etc. The Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6.11 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral unless it shall have given the Lender at least 30 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed necessary by the Lender to continue its perfected status in the Collateral with at least the same priority.

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time, in the Lender’s discretion, if an Event of Default shall have occurred, and during its period of continuance, and subject to the SBA’s consent and for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by, but with notice to, the Borrower, if an Event of Default shall have occurred and be continuing, to take action pursuant to Section 9, including to do the following:

(i)	in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)	(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do; and

(iv)	to deliver any notices to the SBA or FTA, including, but not limited to, notices required under the Multiparty Agreement.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until all of the obligations of the Borrower under each of the Loan Documents have been fully and finally repaid and performed.

(b) The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05 Performance by Lender of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other near-cash items shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender (duly endorsed by the Borrower to the Lender, if required) and (b) any and all such proceeds received by the Lender (whether from the Borrower or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrower. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral; provided that in no event shall proceeds hereunder include any proceeds relating to the Guaranteed Portion.

4.07 Remedies. If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-615(a) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.06(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

4.08 Limitation on Duties Regarding Presentation of Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, as though such payments had not been made.

Section 5. Conditions Precedent.

5.01 Loan Agreement; Initial Advance. The agreement of the Lender to enter into this Loan Agreement and to make the initial Advance requested to be made by it hereunder is subject to the satisfaction, immediately prior to or concurrently with execution of this Loan Agreement and the making of such Advance, of the following conditions precedent:

(a) Loan Agreement. The Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b) Note. The Lender shall have received the Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(c) Blocked Account Agreement(s). The Lender shall have received the Blocked Account Agreement from each of the Reserve Account Bank and the Payment Account Bank, executed and delivered by a duly authorized officer of each, and shall of received the Amendment to the Intercreditor and Blocked Account Agreement.

(d) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared for filing, registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

(e) Corporate Proceedings. The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated as of the date hereof, and certifying (A) that attached thereto is a true, complete and correct copy of (i) the articles of incorporation of the Borrower, (ii) the by-laws of the Borrower, and (iii) resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Loan Agreement, the Notes and the other Loan Documents to which it is a party, and the borrowings contemplated hereunder, and that such resolutions have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer executing any Loan Documents on behalf of the Borrower, and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Lender.

(f) Good Standing Certificates. The Lender shall have received copies of certificates evidencing the good standing of the Borrower, dated as of a recent date, from the Secretary of State (or other appropriate authority) of the State of New York and of each other jurisdiction where the ownership, lease or operation of property, or the conduct of business, requires the Borrower to qualify as a foreign corporation, except where the failure to qualify would not have a Material Adverse Effect.

(g) Legal Opinions. The Lender shall have received the opinion of counsel to Borrower, to the effect that (i) Borrower has all requisite corporate power and authority to execute and deliver the Loan Agreement and to perform its obligations thereunder, (ii) the Loan Agreement has been duly authorized, executed and delivered by Borrower and constitutes the legal, valid and binding agreement, enforceable against Borrower in accordance with its terms, (iii) the execution, delivery, and performance by Borrower of the Loan Agreement (a) do not require any consent, approval, authorization, exemption, license, permission or order of filing, recording, or registration with, or qualification by or notice to, any person or governmental body under any applicable law and (b) do not result in a breach of or violation of any of the terms and provisions of, or constitute a default under Borrower’s certificate of incorporation and bylaws, each as amended, or any agreement, judgment, injunction, order, decree, or other instrument to which Borrower is subject.

(h) Fees and Expenses. The Lender shall have received all fees and expenses required to be paid by the Borrower on or prior to the initial Funding Date pursuant to Section 11.03(b).

(i) Newtek Guaranty. The Lender shall have received the Newtek Guaranty, duly executed and delivered by Newtek.

(j) Underwriting Guidelines. The Lender and the Borrower shall have agreed upon the Underwriting Guidelines and the Lender shall have received a certified copy thereof.

(k) Trust Account Agreement. The Lender shall have received the Trust Account Agreement from the Trustee, duly executed and delivered by a duly authorized officers of the Trustee.

(l) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

(m) Evidence of SBA Approval. Evidence satisfactory to the Lender that (i) the SBA has approved the Loan Documents, including but not limited to, the execution and delivery of the Multiparty Agreement, and (ii) the Borrower is an SBA-approved small business lending company.

5.02 Subsequent Advances. The making of each Advance to the Borrower (including the initial Advance) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. Each representation and warranty made by the Borrower in Section 6 hereof and elsewhere in each of the Loan Documents, shall be true and correct on and as of the date of the making of such Advance (in the case of the representations and warranties in Schedule 1, solely with respect to SBA Loans included in the Borrowing Base on such date) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). The Borrower shall also be in compliance with all governmental licenses and authorizations where the failure to do so would reasonably be expected to have a Material Adverse Effect, and qualified to do business and in good standing in all required jurisdictions where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(c) Borrowing Base. The aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base.

(d) Due Diligence Review. Subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 11.16 hereof, the Lender shall have completed its due diligence review of the SBA Loan Documents for each Advance and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances as the Lender in its sole discretion deems appropriate to review and such review shall be satisfactory to the Lender in its sole discretion; and

(e) Trust Receipt; SBA Loan Schedule and Exception Report. The Lender shall have received from the Borrower a Trust Receipt in respect of all Pledged SBA Loans to be pledged hereunder on such Business Day and a corresponding SBA Loan Schedule and an Exception Report, with Exceptions in respect of such Pledged SBA Loans acceptable to the Lender in its sole discretion, in each case dated such Business Day and duly completed.

(f) No Material Adverse Effect. There shall not have occurred one or more events that, in the reasonable judgment of the Lender, constitutes or should reasonably be expected to constitute a Material Adverse Effect.

Section 6. Representations and Warranties. The Borrower represents and warrants to the Lender:

6.01 Existence. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect’; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.02 Financial Condition. The Financial Statements of Borrower, copies of which have been furnished to Lender, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Borrower as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent Financial Statements, there has been no material adverse change in such financial condition or results of operations. Except as disclosed in the Financial Statements, Borrower is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a material adverse change in the business or operations of Borrower.

6.03 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Borrower or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby.

6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the articles of incorporation, as amended and supplemented, or by-laws of the Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement (if any) or other material agreement or instrument to which the Borrower is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Loan Agreement) upon any Property of the Borrower pursuant to the terms of any such agreement or instrument.

6.05 Action. The Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents; the execution, delivery and performance by the Borrower of each of the Loan Documents have been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditor’s rights generally and subject to the effect of general principals of equity (regardless of whether considered in proceeding at law or in equity).

6.06 Approvals. No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required or necessary in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Loan Agreement or the Note or any other Loan Document, except (i) for filings and recordings in respect of the Liens created pursuant to this Loan Agreement, and (ii) as previously obtained and currently in full force and effect.

6.07 Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System (or any successor) as the same may be modified and supplemented and in effect from time to time.

6.08 Taxes. The Borrower has filed all Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been provided. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

6.09 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.10 Collateral; Collateral Security.

(a) Immediately prior to the pledge of any Pledged SBA Loan or Pledged Residual Interest, the Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Pledged SBA Loan or Pledged Residual Interest to any other Person, and the Borrower was the sole owner of such Pledged SBA Loan or Pledged Residual Interest and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder. Notwithstanding the preceding sentence, the Borrower may jointly own a Pledged SBA Loan with other parties in the form of participation or otherwise; provided, that the Borrower obtains the prior written consent of the Lender, which consent shall not be unreasonably withheld. No Pledged SBA Loan pledged to the Lender hereunder was acquired by the Borrower from an Affiliate of the Borrower.

(b) The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) Pursuant to the Multiparty Agreement, upon receipt by the FTA of each SBA Loan Note, and notice of the Lender’s Lien thereon, the Lender shall have a fully perfected first priority security interest therein, in the Pledged SBA Loan evidenced thereby and in the Borrower’s interest in the related Pledged Property.

(d) Upon delivery of each Pledged Residual Interest to the Lender in the State of New York, the Lender shall have a fully perfected first priority security interest therein.

(e) Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

(f) Upon execution and delivery of the Multiparty Agreement by all of the parties thereto, the Lender shall have a fully-perfected first priority security interest in each Pledged SBA Loan and other Collateral.

6.11 Chief Executive Office. The Borrower’s chief executive office on the Effective Date is located at 462 Seventh Avenue, 14th Floor, New York, New York 10018.

6.12 Location of Books and Records. The location where the Borrower keeps its books and records, including all computer tapes and records relating to the Collateral is its chief executive office.

6.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

6.14 Net Worth. On the Effective Date, the Net Worth of the Borrower is not less than $4,000,000.

6.15 ERISA. Each Plan to which the Borrower or its Subsidiaries make direct contributions, and, to the knowledge of the Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lender under Section 7.02(e) hereof.

6.16 Solvency; Fraudulent Conveyance. Borrower is solvent and will not be rendered insolvent by any Advance and, after giving effect to any such Advance, Borrower will not be left with an unreasonably small amount of capital with which to engage in its business. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any SBA Loans with any intent to hinder, delay or defraud any of its creditors.

6.17 SBA Approved. The Borrower is an SBA approved small business lending company as prescribed by the SBA Rules and Regulations. The Borrower is in good standing to originate loans for the SBA in all jurisdictions in which the business conducted by it makes such qualification necessary, and no event has occurred which would make the Borrower unable to comply with SBA eligibility requirements or which would require notification to the SBA.

Section 7. Covenants of the Borrower. The Borrower covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01 Litigation. The Borrower will promptly, and in any event within 10 Business Days after service of process on any of the following, give to the Lender notice of all legal or arbitrable proceedings affecting the Borrower or any of its Subsidiaries that question or challenge the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

7.02 Financial Statements; Accountants’ Reports; Other Information. Borrower shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the pledge of the SBA Loans to the Lender. Borrower shall furnish or cause to be furnished to Lender:

(a) Annual Financial Statements. As soon as available to the public generally or the Borrower’s stockholders, and in any event within 120 days after the close of each fiscal year Borrower, the audited balance sheets of Borrower as of the end of such fiscal year and the audited statements of income and changes in equity of Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by the report of Borrower’s independent accountants (who shall be a nationally recognized firm or otherwise acceptable to Lender) which report shall not be qualified as to scope of audit or going concern and shall state that said consolidated and consolidating financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as available to the public generally or the Borrower’s stockholders, and in any event within 45 days after the close of each of the first three quarters of each fiscal year of Borrower, the unaudited balance sheets of Borrower as of the end of such quarter and the unaudited statements of income and changes in equity of Borrower for the portion of the fiscal year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments).

(c) Annual Budgets; Business Plans. Such annual budgets, monthly and annual comparisons of conformity of operations with annual budgets, three-year projections of financial and operations results, strategic business plans and other internal reports prepared or reviewed by Borrower as Lender may reasonably request and may be lawfully provided.

(d) SBA Loan Tape. The Borrower shall deliver to the Lender monthly, on or before 25 days after the end of each calendar month, (i) a schedule (the “SBA Loan Tape”) in computer-

readable form, containing such information reasonably requested by the Lender, including, without limitation, servicing information, with those fields specified by the Lender from time to time, on a loan-by-loan basis and in the aggregate, with respect to the SBA Loans serviced hereunder by the Borrower or any other servicer of the SBA Loans (if any) and (ii) a monthly Servicer’s Certificate in the form attached hereto as Exhibit I.

(e) Other Information. (i) Promptly upon receipt thereof, copies of all reports, statements, certifications, schedules, or other similar items delivered to or by Borrower pursuant to the terms of the Loan Documents, including, but not limited to, performance and other information with respect to any securitization of SBA Loans for which a Residual Interest has been pledged hereunder and, promptly upon request, such other data as Lender may reasonably request. Borrower shall, upon the request of Lender, permit Lender or its authorized agents (A) to inspect the books and records of Borrower as they may relate to the SBA Loans and Residual Interests, the obligations of Borrower under the Loan Documents and Borrower’s business; (B) to discuss the affairs, finances and accounts of Borrower with its respective Chief Operating Officer and Chief Financial Officer, upon reasonable notice; and (C) to discuss the affairs, finances and accounts of Borrower with its independent accountants; provided that an officer of Borrower shall have the right to be present during such discussions. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of Borrower. In addition, Borrower shall promptly (but in no case more than 30 days following issuance or receipt) provide to Lender a copy of all correspondence between Borrower or any affiliate and the PBGC, IRS, Department of Labor or the administrators of a Multiemployer Plan relating to any Reportable Event (as defined under ERISA) or the under funded status, termination or possible termination of a Plan or a Multiemployer Plan. The books and records of Borrower will be maintained at the respective addresses designated herein for receipt of notices, unless Borrower shall otherwise advise Lender in writing; and (ii) Promptly after the filing or sending thereof, copies of all proxy statements, financial statements, reports and registration statements which Borrower files, or delivers to, the Internal Revenue Service, the Securities and Exchange Commission, or any other federal, state or foreign government agency, authority or body which supervises the issuance of securities by Borrower or any national securities exchange.

7.03 Compliance Certificate. Borrower shall deliver to Lender concurrently with the delivery of the annual and quarterly financial statements required by Sections 7.02(a) and 7.02(b), a certificate signed by the Responsible Officer of Borrower stating that:

(a) a review of Borrower’s performance under the Loan Documents during such period has been made under such officer’s supervision;

(b) to the best of such officer’s knowledge, no Default or Event of Default has occurred, or if a Default or Event of Default has occurred, specifying the nature thereof and, if Borrower has a right to cure any such Default or Event of Default, stating in reasonable detail the steps, if any, being taken by Borrower to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates;

(c) the then current Borrower’s Delinquent Portfolio represented as a percentage of the Borrower’s Portfolio; and

(d) the attached financial reports are complete and correct in all material respects and present fairly the financial condition and results of operations of Borrower as of the dates and for the periods indicated, in accordance with GAAP consistently applied (subject as to interim statements to normal year-end adjustments).

7.04 Existence, Etc. The Borrower will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) not move its chief executive office from the address referred to in Section 6.11 unless it shall have provided the Lender 30 days’ prior written notice of such change;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.05 Prohibition of Fundamental Changes. The Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

7.06 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency it shall be cured in accordance with Section 2.07 hereof.

7.07 Payment Account Notice.

(a) The Borrower shall notify all Obligors that from and after February 1, 2003, all payments from such Obligor with respect to its applicable SBA Loan shall be remitted directly to the Lock Box.

(b) The Borrower shall notify all Obligors that from and after the Effective Date, all prepayments from such Obligor with respect to its applicable SBA Loan shall be remitted directly to the Trust Account by wire transfer of immediately available funds.

(c) In the event of a Pledged Residual Interest, the Borrower shall notify the Bank or Paying Agent for the applicable securitization to remit all distributions with respect to such Pledged Residual Interest directly to the Payment Account established with the Payment Account Bank pursuant to the Blocked Account Agreement.

7.08 Notices. The Borrower shall give notice to the Lender:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) with respect to any SBA Loan or Residual Interest pledged to the Lender hereunder, promptly upon receipt of any principal prepayment (in full or partial) of such Pledged SBA Loan or Pledged Residual Interest (which principal prepayment shall promptly be deposited in the Payment Account;

(c) with respect to any SBA Loan pledged to the Lender hereunder, immediately upon receipt of notice or knowledge that the underlying Pledged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Collateral Value of such Pledged SBA Loan;

(d) with respect to any Residual Interest pledged to the Lender hereunder, upon receipt of notice or knowledge of any event, with respect to the pool of SBA Loans deposited with a trust or other entity (including a common law trust) which issued the Pledged Residual Interest, that would affect adversely the Collateral Value of such Pledged Residual Interest; and

(e) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

7.09 Reports. The Borrower shall provide the Lender with a monthly report, which report shall be in a computer-readable format and shall include, among other items, a summary of the Borrower’s delinquency and loss experience with respect to SBA Loans serviced and owned, respectively by the Borrower, any servicer of the SBA Loans (other than Borrower) or any designee of either, plus any such additional reports as the Lender may reasonably request with respect to the Borrower’s or any such servicer’s servicing portfolio or pending originations of SBA Loans.

7.10 Underwriting Guidelines. The Underwriting Guidelines shall at all times comply with SBA requirements. Without the prior written consent of the Lender, the Borrower shall not amend or otherwise modify the Underwriting Guidelines unless otherwise required by the SBA.

7.11 Transactions with Affiliates. The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate. In no event shall the Borrower pledge to the Lender hereunder any SBA Loan acquired by the Borrower from an Affiliate of the Borrower.

7.12 Limitation on Liens. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created or permitted under this Loan Agreement and with respect to the Guaranteed Portion of each SBA Loan, and the Borrower will defend the right, title and interest of the Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever.

7.13 Limitation on Guarantees. The Borrower shall not create, incur, assume or suffer to exist any guarantee the obligations of another party in excess of $500,000.

7.14 Limitation on Distributions. After the occurrence and during the continuation of any Event of Default, the Borrower shall not make any Distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

7.15 Maintenance of Net Worth. The Borrower shall not permit Net Worth at any time to be less than $4,000,000.

7.16 Maintenance of Ratio of Total Indebtedness to Net Worth. The Borrower shall not permit the ratio of Total Indebtedness to Net Worth at any time to be greater than 20:1.

7.17 Maintenance of Profitability. The Borrower shall not permit, for any period of three consecutive fiscal quarters from and after the third anniversary of the Effective Date (each such period, a “Test Period”), Net Income for such Test Period, before income taxes for such Test Period and Distributions made during such Test Period, to be less than $1.00.

7.18 Further Assurances. Borrower will file or cause to be filed all necessary financing statements, assignments or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the lien on and first priority security interest in the SBA Loans, excluding the Guaranteed Portion thereof.

7.19 Lines of Business. The Borrower will not engage in any line or lines of business activity other than an SBA-approved lender.

7.20 Use of Proceeds. The Borrower will use the proceeds of the Advances solely to originate SBA Loans to be pledged pursuant to this Agreement, to replenish funds expended by the Borrower to originate Pledged SBA Loans, or for general corporate purposes and shall not use any portion of the Advance for making any Distribution.

7.21 SBA Compliance. No later than 120 days after the end of each calendar year, the Borrower shall deliver, or in the case of a servicer of the SBA Loans other than the Borrower cause any and all such servicers to deliver, to the Lender an officer’s certificate stating that the Borrower, or such servicer (as the case may be), has complied with all obligations under the SBA Rules and Regulations and Accepted Servicing Practices. In addition, the Borrower shall deliver to the Lender promptly the results of all SBA compliance audits and any material correspondence received or sent by either the Borrower or any and all Servicers with respect to the Eligible SBA Loans.

7.22 Temporary Release of SBA Loan Documents. Pursuant to the Multiparty Agreement, the Borrower shall forward to the FTA each SBA Loan Note relating to the SBA Loans pledged hereunder. From time to time, the FTA is authorized to release documentation relating to SBA Loans in the possession of the FTA to the Borrower, or its designee, in accordance with the Multiparty Agreement. Notwithstanding the foregoing, the Borrower hereby covenants and agrees that it shall not request for release from the FTA SBA Loan Notes pertaining to more than five (5) SBA Loans at the time being held by the FTA on behalf of the Lender. The Borrower shall promptly deliver a copy of any request for release delivered to the SBA or FTA to the Lender. The Borrower or its designee shall return to the FTA each document previously released from the FTA within 10 calendar days of receipt thereof.

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) the Borrower shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment);

(b) the Borrower or the Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for two Business Days;

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or the Guarantor or any certificate furnished to the Lender pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Collateral Value of the SBA Loans, unless the Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made);

(d) the Borrower shall fail to comply with the requirements of Sections 7.05, 7.06, 7.09, 7.12, or Sections 7.14 through 7.16 hereof; or the Borrower shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after the earlier of the Borrower becoming aware of such failure or the Borrower receiving written notice of such failure; or for such longer period as the Lender and the Borrower may agree to in writing; provided that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, such failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues such action to completion;

(e) a final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries or the Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and the Borrower or any such Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(f) the Borrower shall admit in writing its inability to pay its debts as such debts become due;

(g) the Borrower or any of its Subsidiaries or the Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing;

(h) a proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Subsidiaries or the Guarantor, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

(i) any Loan Document, shall for whatever reason, without the prior written consent of the Lender, be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any party thereto;

(j) the Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender;

(k) the Borrower or any of its Subsidiaries or the Guarantor shall default in any payment (whether principal or interest), when due (whether a scheduled payment date, at maturity, or upon acceleration), of any Indebtedness in excess of $100,000.

(l) the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of the Borrower and such information and/or responses shall not have been provided within three Business Days of such request;

(m) the Borrower shall fail to service the Eligible SBA Loans in accordance with Accepted Servicing Practices, any other servicer of the Eligible SBA Loan (if any) or shall fail to comply with the terms of its applicable Servicing Agreement in any material respect, or there shall occur a default or event of default on the part of any such servicer under its applicable Servicing Agreement;

(n) any action by SBA, including without limitation, an amendment or modification of the SBA Rules and Regulations, which would reasonably be likely to materially and adversely affect Lender’s or the Borrower’s rights under the SBA Loan Guaranty program;

(o) [intentionally omitted];

(p) the Borrower’s Delinquent Portfolio is 7.5% or more of the Borrower’s Portfolio; or

(q) the Pledged SBA Loans in the Borrower’s Delinquent Portfolio is 4.0% or more of the Borrower’s Portfolio.

Section 9. Remedies Upon Default.

(a) Upon the occurrence of one or more Events of Default other than those referred to in Sections 8(g) or (h), the Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any

Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) With the consent of the SBA, upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records, the SBA Loan Files and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrower or any third party acting for the Borrower and the Borrower shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

(c) To exercise such authority as it may have pursuant to Section 4.04 hereof.

Section 10. No Duty of Lender. The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing, delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof), by (i) hand delivery, (ii) by facsimile (with confirmation copy sent by first class mail), (iii) by certified mail with postage prepaid, or (iv) by nationally recognized overnight courier service; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party in accordance with this Section. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by facsimile or hand delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Indemnification and Expenses.

(a) The Borrower agrees to hold the Lender and each of its officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified

Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (the “Costs”) in any suit, action, claim or proceeding relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Borrower agrees to hold the Lender harmless from and indemnify the Lender against all Costs with respect to all SBA Loans relating to or arising out of (i) any Environmental Liability, (ii) the gross negligence, fraud or willful misconduct of the Borrower or any of its officers, directors, employees or agents (each a “Borrower Party”) arising out of, relating to, or in any way connected with, the Borrower’s representations, warranties, covenants, rights, obligations or liabilities under any Loan Document or the origination or servicing of any Pledged SBA Loan, including without limitation, the misappropriation of funds by any Borrower Party, (iii) any failure by a Borrower Party to properly apply insurance or condemnation proceeds on account of the applicable SBA Loan, or (iv) any failure by Borrower to timely deliver to the FTA the SBA Loan Notes pledged to the Lender. In any suit, proceeding or action brought by the Lender in connection with any SBA Loan for any sum owing thereunder, or to enforce any provisions of any SBA Loan, the Borrower will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation the reasonable fees and disbursements of its counsel. The Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrower under the Note is a recourse obligation of the Borrower.

(b) The Borrower agrees to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. The Borrower agrees to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Lender and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 11.03(a), 11.15 and 11.16 hereof.

11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender and any provision of this Loan Agreement may be waived by the Lender.

11.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06 Survival. The obligations of the Borrower under Section 11.03 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

11.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

11.09 Loan Agreement Constitutes Security Agreement; Governing Law. This Loan Agreement shall be governed by New York law without reference to choice of law doctrine, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

11.10 SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 11.02 HEREOF; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) the Lender has no fiduciary relationship to the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists between the Lender and the Borrower.

11.13 Hypothecation or Pledge of SBA Loans. Subject to the consent of the SBA, the Lender, upon a Event of Default, shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrower.

11.14 Assignments; Participations.

(a) The Borrower may not assign any of its rights or obligations hereunder or under the Note without the prior consent of the Lender. With the prior consent of the SBA, the Lender may assign or transfer to any bank or other financial institution that makes or invests in loans all or any of its rights or obligations under this Loan Agreement and the other Loan Documents.

(b) With the prior consent of the SBA, the Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in any Advance, the Note, its commitment to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan

Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 11.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.

(c) The Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants).

(d) The Borrower agrees to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. The Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by the Borrower to the Lender hereunder, as and when delivered to the Lender

(e) The Borrower may, in accordance with applicable law, at any time sell to one or more financial institutions or other entities (“Loan Participants”) participating interests in any Pledged SBA Loan; provided that the Borrower obtain the Lender’s prior written consent, which consent shall not be unreasonably withheld. In the event of any such sale by the Borrower or participating interests to a Loan Participant, the Borrower’s obligations under this Loan Agreement to the Lender shall remain unchanged, the Borrower shall remain solely responsible for the performance thereof and the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the respective rights and obligations under this Loan Agreement and the other Loan Documents.

11.15 Servicing.

(a) The Borrower covenants to service, and cause any servicer of the SBA Loans (other than the Borrower) to service, the SBA Loans in conformity with accepted and prudent servicing practices in the industry for the same type of SBA Loans as the Pledged SBA Loans and in a manner at least equal in quality to the servicing the Borrower provides for SBA Loans which it owns, including without limitation, those requirements set forth on Schedule 3 hereto

(“Accepted Servicing Practices”). As of the date hereof, the Borrower services the SBA Loans, and does not have any servicing agreement with any third party to service the SBA Loans (“Servicing Agreement”).

(b) The Borrower agrees that the Lender is the collateral assignee of all servicing records to the extent of the Unguaranteed Portion, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of SBA Loans (the “Servicing Records”), and (ii) the Borrower grants the Lender a security interest in all of the Borrower’s rights relating to the Pledged SBA Loans and all related Servicing Records to secure the obligation of the Borrower or its designee to service in conformity with this Section and any other obligation of the Borrower to the Lender. The Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee at the Lender’s request following the occurrence of an Event of Default. The Lender acknowledges the SBA’s rights in the Servicing Records to the extent of the Guaranteed Portion.

(c) In the event the Borrower enters into any Servicing Agreement to service any or all of the SBA Loans, the Borrower (i) shall provide a copy of any Servicing Agreement to the Lender, which shall be in form and substance acceptable to the Lender, and (ii), upon any occurrence of an Event of Default, hereby irrevocably assigns to the Lender and the Lender’s successors and assigns all right, title, interest of the Borrower in, to and under, and the benefits of, any Servicing Agreement with respect to the Pledged SBA Loans.

(d) After the Funding Date, until the pledge of any Pledged SBA Loan is released by the Lender, the Borrower will have no right to materially modify or alter the terms of such SBA Loan except with the permission of the SBA in accordance with the SBA Guaranty Agreement and the Borrower will have no obligation or right to repossess such SBA Loan or substitute another SBA Loan. In the event that such SBA Loan is modified, the Borrower shall forward a copy of such modification to the Lender.

(e) In the event the Borrower or its Affiliate is servicing the SBA Loans, the Borrower shall permit the Lender to inspect the Borrower’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Lender that the Borrower or its Affiliate, as the case may be, has the ability to service the SBA Loans as provided in this Loan Agreement.

(f) In all instances, the Lender acknowledges that only the SBA may remove or replace any Servicer in accordance with the Multiparty Agreement.

11.16 Periodic Due Diligence Review. The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the SBA Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than three (3) Business Day’s) prior notice to the Borrower (unless a Default shall have occurred, in which case no prior notice shall be required), the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the SBA Loan Files and any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession or under the control of the Borrower. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the SBA Loan Files and the SBA Loans. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender may make Advances to the Borrower based solely upon the information provided by the Borrower to the Lender in the SBA Loan Tape and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the SBA Loans securing such Advance, including, without limitation, ordering new credit reports and new appraisals on the related Pledged Properties and otherwise re-generating the information used to originate such SBA Loan. The Lender may underwrite such SBA Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession, or under the control, of the Borrower. The Borrower further agrees that the Borrower shall reimburse the Lender for any and all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 11.16.

11.17 Set-Off. In addition to any rights and remedies of the Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

(a) BORROWER NEWTEK SMALL BUSINESS FINANCE, INC.

By	/s/ John Cox
Name: John Cox Title: Chief Executive Officer

Address for Notices:

462 Seventh Avenue 14th Floor New York, New York 10018 Attention: John R. Cox Telecopier No.: (212) 643-0286
Telephone No.: (212) 356-9510 ext 115

(b) LENDER DEUTSCHE BANK STRUCTURED PRODUCTS, INC.

By
Name: Title:

By	/s/ Tina Gu
Name: Tina Gu Title: Vice President

Address for Notices:

31 West 52nd Street New York, New York 10019 Attention: Stanley Chao Telecopier No.: (212) 469-7210
Telephone No.: (212) 469-4571

[SCHEDULES OMITTED]

AMENDMENT NO. 1

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

This Amendment No. 1 (this “Amendment”) to the AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT (the “Agreement”), dated December 31, 2002, is entered into this 23rd day of January, 2004 by and between Newtek Small Business Finance, Inc, a New York corporation (“Borrower”) and DB Structured Products, Inc., a Delaware corporation (“Lender”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower and Lender entered into the Agreement for the purpose of providing the Borrower with revolving credit loans to finance certain SBA Loans to be originated by Borrower; and

WHEREAS, the parties hereto desire to enter into this Amendment to provide the Borrower the ability to pledge Guaranteed Portions, under certain circumstances, as well as Unguaranteed Portions.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Amendments.

Section 1.01 of the Agreement is hereby amended by striking the following from the definition of “Collateral Value”

“(a) with respect to each Pledged SBA Loan, the Applicable Collateral Percentage multiplied by the outstanding principal balance of the Unguaranteed Portion of such SBA Loan; provided, that”

and replacing it with the following

“(a) with respect to each Pledged SBA Loan, the Applicable Collateral Percentage multiplied by the outstanding principal balance of the Unguaranteed Portion or, if applicable, the Pledgeable Guaranteed Portion of such SBA Loan; provided, that”

Section 1.01 of the Agreement is hereby amended by striking the definition of “Pledged SBA Loans” in its entirety and inserting in lieu thereof the following:

“Pledged SBA Loans” shall mean those SBA Loans owned by the Borrower (excluding any interests therein previously sold by the Borrower) and pledged by the Borrower to the Lender as Collateral for Advances made hereunder, which shall consist of Unguaranteed Portions and Pledgeable Guaranteed Portions, as specifically set forth in each Request for Borrowing delivered by the Borrower to the Lender in accordance with Section 2.03(a) hereof; provided, however, that the maximum amount of Pledgeable Guaranteed Portions pledged as Collateral for Advances made hereunder shall not exceed $4.5 million.

Section 1.01 of the Agreement is hereby amended by inserting the following definition of “Pledgeable Guaranteed Portion” in the correct alphabetical order:

“Pledgeable Guaranteed Portion” shall mean the portion of the principal balance of the Guaranteed Portion that has actually been disbursed to the Obligor.

Section 1.01 of this Agreement is hereby amended by inserting the following definition in the correct alphabetical order:

“Secondary Market Sale” shall have the meaning provided in Section 6.10(a) hereof.

Section 2.05(b) of the Agreement is hereby amended by adding the following language to the end of the last sentence of Section 2.05(b):

“or the Guaranteed Portions, as applicable,”

Section 4.01(b)(iii) of the Agreement is hereby amended by inserting the following language immediately after the term “Unguaranteed Portion” in Section 4.01(b)(iii):

“or the Guaranteed Portion, as applicable,”

Section 4.06 of the Agreement is hereby amended by inserting the following language at the end of the last sentence of Section 4.06:

“that has not been pledged hereunder”

Section 6.10(a) of the Agreement is hereby amended by striking from Section 6.10(a) the following sentence in its entirety:

Notwithstanding the preceding sentence, the Borrower may jointly own a Pledged SBA Loan with other parties in the form of participation or otherwise; provided that the Borrower obtains the prior written consent of the Lender, which consent shall not be unreasonably withheld.

and inserting in lieu thereof the following sentence:

Notwithstanding the preceding sentence, the Borrower may hereafter jointly own (a) a Pledged SBA Loan with other parties through the sale of participation interests to one or more third parties, or (b) any other interests of the Borrower in a Pledged SBA Loan through the sale of the Guaranteed Portion in the secondary market (“Secondary Market Sale”); provided, that the Borrower obtains the prior written consent of the Lender, which consent shall not be unreasonably withheld.

Section 7.18 of the Agreement is hereby amended by inserting the following language at the end of Section 7.18:

“that has not been pledged hereunder”

Section 7.22 of the Agreement is hereby amended by inserting the following language at the end of the third sentence of Section 7.22:

“, excluding SBA Loans the Guaranteed Portions of which are to be sold in a Secondary Market Sale.”

The Agreement is hereby amended by striking Section 11.14(e) in its entirety and inserting in lieu thereof the following:

The Borrower may, in accordance with applicable law, at any time (i) sell to one or more financial institutions or other entities (“Loan Participants”) participating interests in any Pledged SBA Loan and (ii) sell any of the Guaranteed Portions of the Pledged SBA Loans in one or more Secondary Market Sales; provided that the Borrower obtain the Lender’s prior written consent, which consent shall not be unreasonably withheld. In the event of any such sale by the Borrower of participating interests to a Loan Participant or of any Guaranteed Portions in a Secondary Market Sale, the Borrower’s obligations under this Loan Agreement to the Lender shall remain unchanged, the Borrower shall remain solely responsible for the performance thereof and the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the respective rights and obligations under this Loan Agreement and the other Loan Documents.

Section 11.15(b) of the Agreement is hereby amended by inserting the following language immediately after the term “Unguaranteed Portion” in the first sentence of Section 11.15(b):

“or any Guaranteed Portion, as applicable,”

Status. This Amendment amends the Agreement, but only to the extent expressly set forth herein. All other provisions of the Agreement remain in full force and effect. Unless otherwise defined herein, initially capitalized terms have the meaning given them in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall be controlling.

Governing Law and Waiver of Trial by Jury. THIS AMENDMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (INCLUDING THE CHOICE OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT. EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AMENDMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. IN CONNECTION WITH ANY ISSUE OR CONTROVERSY ARISING IN RELATION TO THIS

AMENDMENT, THE PARTIES CONSENT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND FURTHER CONSENT THAT ANY PROCESS OR NOTICE OR OTHER APPLICATION TO ANY COURT OR ANY JUDGMENT THEREOF MAY BE SERVED WITHIN OR WITHOUT THE STATE OF NEW YORK, BY CERTIFIED MAIL OR PERSONAL SERVICE, TO THE NOTICE ADDRESS HEREIN PROVIDED, SO LONG AS A REASONABLE TIME FOR APPEARANCE IS ALLOWED.

Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns.

Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto in connection with amending the Agreement as provided herein and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Amendment.

Severability. In case any one or more of the provisions contained in this Amendment or the Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Facsimile Execution. Facsimile signatures on counterparts of this Amendment are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Amendment shall be deemed as executed when an executed facsimile hereof is transmitted by a Party to any other Party.

IN WITNESS WHEREOF, Borrower and Lender have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER NEWTEK SMALL BUSINESS FINANCE, INC.

By	/s/ John Cox
Name: John Cox
Title: Chief Executive Officer

LENDER DB STRUCTURED PRODUCTS, INC.

By	/s/ Elizabeth A. Whalen
Name: Elizabeth A. Whalen
Title: Director

By	/s/ Tina Gu
Name: Tina Gu
Title: Vice President

AMENDMENT

TO THE

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

AMENDMENT TO THE AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated March 22, 2004 (this “Amendment”), between Newtek Small Business Finance, Inc., as Borrower (the “Borrower”) and DB Structured Products, Inc., as Lender (the “Lender”), to that certain Amended and Restated Master Loan and Security Agreement dated as of December 31, 2002 (as previously amended, the “LSA”) between the Borrower and the Lender.

WHEREAS, Section 11.04 of the LSA permits the LSA to be amended from time to time pursuant to the conditions set forth therein; and

WHEREAS, the parties hereto desire to amend the LSA as set forth herein;

NOW THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LSA.

2. The definition of “Termination Date” contained in Section 1.01 of the LSA is hereby amended in its entirety to read as follows:

Termination Date shall mean June 30, 2004 or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

3. Except as otherwise set forth herein, the LSA shall continue in full force and effect in accordance with its terms.

4. This Amendment and the rights and obligations of the parties under this amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

5. This Amendment may be executed in one or more counter parts, each of which, when so executed, shall be deemed an original; such counterparts, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Amended and Restated Master Loan and Security Agreement as of the day and year first above written.

NEWTEK SMALL BUSINESS FINANCE, INC., as Borrower

By:	/s/ Barry Sloane
Name: Barry Sloane
Title: Secretary

DB STRUCTURED PRODUCTS, INC, as Lender

By:	/s/ Robert D. Barre
Name: Robert D. Barre
Title: Vice President

By:	/s/ Adam Cohen
Name: Adam Cohen
Title: Vice President

THIRD AMENDMENT

TO THE

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT (the “Amendment”) to the AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated December 31, 2002 (as amended and in effect from time to time, the “Loan Agreement”), is entered into this 22 day of June, 2004, between NEWTEK SMALL BUSINESS FINANCE, INC., a New York corporation (the “Borrower”) and DB STRUCTURED PRODUCTS, INC., a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower and Lender entered into the Loan Agreement for the purpose of providing the Borrower with revolving credit loans to finance certain SBA Loans to be originated by Borrower;

WHEREAS, Section 11.04 of the Loan Agreement permits the Borrower and the Lender to amend the Loan Agreement from time to time pursuant to the conditions set forth therein; and

WHEREAS, the parties hereto desire to enter into this Amendment to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Amendments.

Section 1.01 of the Loan Agreement is hereby amended by striking the definition of “Applicable Collateral Percentage”, “Distribution”, “Maximum Credit”, “Newtek Guaranty”, “Reserve Account Reimbursement Date”, “Reserve Reimbursement Amount”, “Retained Reserve Amount” and “Termination Date” in their entirety, and substituting in lieu thereof, the following new definitions in the appropriate alphabetical order:

“Applicable Collateral Percentage” shall mean (a) with respect to Collateral pledged to the Lender prior to July 1, 2004 other than Collateral that is included in Borrower’s Delinquent Portfolio, 100% before the First Percentage Revision Date; 75% on or after the First Percentage Revision Date and before the Second Percentage Revision Date; and 85% on and after the Second Percentage Revision Date; (b) with respect to Collateral pledged to the Lender on or after July 1, 2004 other than Collateral that is included in Borrower’s Delinquent Portfolio, 75% prior to the Second Percentage Revision Date and 85% on and after the Second Percentage Revision Date; (c) with respect to 60-89 Day Delinquent Collateral, 35%; (d) with respect to 90 Day Delinquent Collateral; zero; (e) with respect to Collateral pledged to Lender in connection with any SBA Loan, whether direct or indirect, to any Affiliate of Borrower or Newtek or to Newtek,

zero; and (f) with respect to any Pledged SBA Loan or portion thereof repurchased by the SBA as provided in Section 4.01(b), zero.”

“Distribution” shall mean any dividends (other than dividends payable solely in common stock); distributions; return of capital to any stockholders, general or limited partners or members; other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members; or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock), general or limited partnership interest; or the setting aside of any funds for the foregoing; provided, however, that the term “Distribution” shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Borrower’s business and are provided upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not a stockholder, general partner or limited partner, or member.”

“Maximum Credit” shall mean, subject to any reduction thereof pursuant to Section 2.12 hereof, $75,000,000; provided, however, on the date of the closing of any Qualifying Stock Offering pursuant to which Newtek receives Offering Net Proceeds of at least $25,000,000, $100,000,000.”

“Newtek Guaranty” shall mean that certain (i) Guaranty Agreement substantially in the form of Exhibit E, by Newtek in favor of the Lender, dated as of the date hereof, and (ii) Amended and Restated Guaranty substantially in the form attached to the Third Amendment, by Newtek in favor of the Lender, dated as of June 21, 2004, as the same may be amended, restated or otherwise modified from time to time.”

“Reserve Account Reimbursement Date” shall mean (i) for the period commencing on the Effective Date and continuing through December 31, 2004, inclusive, the first date on which the Reserve Amount shall exceed 5% of the aggregate unpaid balance of all Pledged SBA Loans pledged to the Lender as Collateral; and (ii) for the period commencing on January 1, 2005 through the Termination Date, inclusive, the first date on which the Reserve Amount shall exceed 20% of the aggregate unpaid balance of all Pledged SBA Loans pledged to the Lender as Collateral.”

“Reserve Reimbursement Amount” shall mean, as of any date of determination, (i) commencing on the Effective Date and through December 31, 2004, inclusive, the amount, if any, equal to the excess of the Reserve Amount over 5% of the then aggregate unpaid balance of all Pledged SBA Loans pledged to the Lender as Collateral; and (ii) commencing on January 1, 2005, the amount, if any, equal to the excess of the Reserve Amount over 20% of the then aggregate unpaid balance of all Pledged SBA Loans pledged to the Lender as Collateral.”

“Retained Reserve Amount” shall mean, as of the date of determination, 5% of the aggregate unpaid balance of all Pledged SBA Loans (including Pledged SBA Loans included in Borrower’s Delinquent Portfolio), determined after taking into consideration the funding of any Advance and all obligations due under the Loan Agreement; provided, however that, beginning on January 1, 2005, the “Retained Reserve Amount” shall be 20% of the aggregate unpaid balance of all

Pledged SBA Loans (including Pledged SBA Loans included in Borrower’s Delinquent Portfolio), determined after taking into consideration the funding of any Advance and all obligations then due under the Loan Agreement.”

“Termination Date” shall mean June 30, 2005 or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.”

Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions in the correct alphabetical order:

“60-89 Day Delinquent Collateral” shall mean Collateral consisting of Pledged SBA Loans in the Borrower’s Portfolio as to which any payment of principal and/or interest is in excess of 59 days delinquent but less than 90 days delinquent (i.e. past its due date, without regard to any applicable grace periods).”

“90 Day Delinquent Collateral” shall mean Collateral consisting of Pledged SBA Loans in the Borrower’s Portfolio as to which any payment of principal and/or interest is in excess of 89 days delinquent (i.e. past its due date, without regard to any applicable grace periods).”

“Additional SBA Collateral” shall mean (i) those certain SBA Loans listed in any Servicer Report delivered to the Lender by the Borrower and identified as being unpledged SBA Loans, which in the aggregate do not exceed $3,000,000 at any time, (ii) the “SBA Loan File”, the “Reserve Account”, the “Trust Account”, the “Cash Collateral Account” (as each such term is defined or otherwise referred to in the Mezzanine Tranche documentation) and all other documents and accounts in respect of those SBA Loans identified in clause (i) herein and (iii) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing mentioned in clauses (i) and (ii) herein.”

“First Percentage Revision Date” shall mean the date which is the earliest of (i) August 2, 2004, (ii) the closing of the Mezzanine Tranche by the Borrower and (iii) the closing of any stock offering by Newtek.”

“Mezzanine Tranche” shall mean either (a) a SBA loan lending facility with a Mezzanine Tranche Lender, pursuant to which the Borrower receives cash proceeds of not less than $10,000,000 and which satisfies the Mezzanine Tranche Conditions, or (b) a subordinated loan from Newtek to Borrower or investment of capital by Newtek into Borrower, pursuant to which the Borrower receives cash proceeds of not less than $10,000,000 and which satisfies the Mezzanine Tranche Conditions.”

“Mezzanine Tranche Conditions” means with respect to any Mezzanine Tranche (i)(X) in which the Mezzanine Tranche Lender is Technology Investment Capital Corp. or any affiliate of Technology Investment Capital Corp., that such Mezzanine Tranche contains provisions acceptable to the Lender (including, without limitation, that such Mezzanine Tranche Lender shall have no rights to receive any proceeds of the Collateral unless and until the Lender has been indefeasibly paid in full and the commitment of the Lender to make any Advances has terminated, and for stand-still provisions and the right of the Lender to make any and all necessary filings to evidence such subordination regarding the Collateral), pursuant to which the obligations of the Borrower and Newtek with respect to the Mezzanine Tranche are fully subordinated to the priority of the liens to the Secured Obligations of Borrower and Newtek hereunder; and (Y) in which the Mezzanine Tranche Lender is any Mezzanine Tranche Lender other than Technology Investment Capital Corp. or any affiliate of Technology Investment Capital Corp., contains provisions acceptable to the Lender, in the Lender’s sole discretion; (ii) contains provisions acceptable to the Lender, pursuant to which Lender shall have a perfected second lien on the Additional SBA Collateral and Mezzanine Tranche Lender shall have a perfected first lien on the Additional SBA Collateral; (iii) contains provisions acceptable to the Lender, pursuant to which the Lender and the Mezzanine Tranche Lender shall share pro rata in all Other Collateral; and (iv) contains terms and conditions, and is evidenced by documents, that are approved in writing by the Lender, in the Lender’s sole discretion. In addition to the foregoing, as a condition to any Mezzanine Tranche, Borrower shall (i) execute and deliver to Lender an amendment to the Loan Agreement in form and substance satisfactory to the Lender, in its sole discretion, pursuant to which Borrower shall grant a security interest in and lien on the Additional SBA Collateral and Other Collateral, whether now owned or hereafter acquired, (y) agree to mark its computer records and tapes to evidence the interests granted under such amendment, and (z) permit the Lender to take all necessary action, including, without limitation, the filing of any initial financing statement, to reflect such security interest granted; and (ii) deliver to Lender evidence of the SBA’s approval of such amendment if approval is required by the SBA for such amendment to be effective.”

“Mezzanine Tranche Lender” shall mean Technology Investment Capital Corp., any affiliate of Technology Investment Capital Corp. or another third-party lender that is neither an Affiliate of either Borrower or Newtek nor Newtek.”

“Net Income” shall mean, with respect to any Person, for any period, the net earnings (or loss) after taxes of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.”

“Offering Net Proceeds” shall mean the gross proceeds from any Qualifying Stock Offering less the sum of (i) all underwriters fees for such Qualifying Stock Offering plus (ii) reasonable fees and expenses charged by counsel to Newtek solely in connection with any Qualifying Stock Offering plus (iii) such other reasonable fees and expenses incurred by the Newtek which are customarily incurred in connection with a public offering of stock.”

“Other Collateral” shall mean all assets of the Borrower (other than the Collateral, Additional SBA Collateral, any other SBA Loan that is not Collateral and Additional SBA Collateral and the SBA license held by the Borrower as of the date hereof, licensing the Borrower as a Small Business License Company), including, without limitation, all personal and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); provided, however, and for the avoidance of doubt, the definition of “Other Collateral” shall not include the “SBA Loan File”, the “Reserve Account”, the “Trust Account”, the “Cash Collateral Account” (as each such term is defined or otherwise referred to in the Mezzanine Tranche documentation) and all other documents and accounts in respect of any Additional SBA Collateral.”

“Qualifying Stock Offering” shall mean a public offering of Newtek’s common stock completed no later than August 2, 2004.”

“Second Percentage Revision Date” shall mean January 1, 2005.”

“Third Amendment” shall mean that certain Third Amendment to Amended and Restated Master Loan and Security Agreement, dated as of June 21, 2004, between Borrower and Lender.”

“Third Amendment Effective Date” shall mean the date on which all of the conditions precedent to the effectiveness of the Third Amendment have been satisfied.”

Section 1.01 of the Loan Agreement is hereby amended by striking paragraph (a)(ii) in its entirety from the definition of “Collateral Value” and substituting in lieu thereof “[Intentionally Omitted]”.

Section 1.01 of the Loan Agreement is hereby amended by adding the following language at the end of the sentence in the definition of “Residual Interests”:

“; provided, however, that solely for purposes of determining the Borrowing Base, the Residual Interests shall equal zero.”

Section 2.03(a) of the Loan Agreement is hereby amended by adding the following at the end of paragraph (a) of Section 2.03:

“Additional SBA Collateral and Other Collateral shall not be included (i) in the SBA Loan Schedule identifying the SBA Loans that the Borrower proposes to pledge to the Lender in connection with any Advance and (ii) in the Borrowing Base in connection with any Advance.”

Section 2 of the Loan Agreement is hereby amended by adding the following new Section 2.12 in the appropriate numerical order:

“2.12 Reduction in Maximum Credit. Borrower shall have the right at any time and from time to time upon two (2) days prior written notice to Lender to reduce or terminate entirely the Maximum Credit, whereupon the Maximum Credit of the Lender shall be reduced, or as the case may be, terminated. Such notice shall be irrevocable. For the avoidance of doubt, any reduction or termination, as applicable, of the Maximum Credit shall be a permanent reduction or termination, as applicable, of such Maximum Credit, and Borrower shall be obligated to pay any breakage costs arising from any such reduction or termination, as applicable.”

Section 3.03 of the Loan Agreement is hereby amended by deleting the phrase “0.25% per annum” and inserting in lieu thereof the following:

“(i) 0.25% per annum commencing on the Effective Date and (ii) 0.50% per annum commencing on January 1, 2005,”

Section 4.01(b) of the Loan Agreement is hereby amended by adding the following new sentence immediately after the last sentence of Section 4.01(b):

“All references to Collateral shall only refer to Collateral that satisfies the conditions for Advances under this Loan Agreement; provided, however, that if any Pledged SBA Loan or portion thereof is repurchased by the SBA, in one or more transactions, then the Unguaranteed Portion of such Pledged SBA Loan shall not be deemed Collateral for all purposes under this Loan Agreement.”

Section 7.11 of the Loan Agreement is hereby amended by striking Section 7.11 in its entirety and inserting in lieu thereof the following:

“7.11 Transactions with Affiliates. The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Borrower unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair consideration and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate of the Borrower, or make a payment that is not otherwise permitted by this Section 7.11 to any Affiliate of the Borrower. In no event shall the Borrower pledge to the Lender hereunder any SBA Loan acquired by the Borrower from an Affiliate of the Borrower.”

Section 7.13 of the Loan Agreement is hereby amended by striking Section 7.13 in its entirety and inserting in lieu thereof the following:

“7.13 No Loans and Guarantees. The Borrower shall not make any loan or provide any equity to any Affiliate of the Borrower, any Affiliate of Newtek or Newtek. The Borrower shall not create, incur, assume or suffer to exist any guarantee the obligations of another party.”

Section 7.14 of the Loan Agreement is hereby amended by striking Section 7.14 in its entirety and inserting in lieu thereof the following:

“7.14 No Distributions. Borrower shall not make any Distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.”

Section 7.15 of the Loan Agreement is hereby amended by striking Section 7.15 in its entirety and inserting in lieu thereof the following:

“7.15 Maintenance of Net Worth. The Borrower shall not permit Net Worth of the Borrower to be less than $7,500,000 at any time.”

Section 7.16 of the Loan Agreement is hereby amended by striking Section 7.16 in its entirety and inserting in lieu thereof the following:

“7.16 Maintenance of Ratio of Total Indebtedness to Net Worth. The Borrower shall not permit the ratio of Total Indebtedness to Net Worth to be greater than 8.50:1.00 at any time.”

Section 7.17 of the Loan Agreement is hereby amended by striking Section 7.17 in its entirety and inserting in lieu thereof the following:

“7.17 Maintenance of Profitability. The Borrower shall not permit the Borrower’s Net Income (before income taxes) for any period of three consecutive fiscal quarters from and after the third anniversary of the Effective Date (each such period, a “Test Period”) to be less than $1.00.”

Section 7 of the Loan Agreement is hereby amended by inserting the following new Section 7.23 through Section 7.31, inclusive, in the correct numerical order:

“7.23 Fees and Expenses. Notwithstanding anything to the contrary contained in the Loan Agreement, the Borrower shall pay, upon invoice, reasonable fees and expenses charged (a) by outside counsel of the Lender, including, without limitation Bingham McCutchen LLP, for all fees and expenses arising out of (i) the due diligence conducted by the Lender, the Third Amendment, and the preparation, negotiation and reproduction of the Third Amendment and any amendment thereof, and (ii) otherwise reasonable fees and expenses incurred by the Lender as contemplated by and set forth in Section 11.03 of the Loan Agreement; (b) by Evergreen Collateral Consulting or such other third-party acceptable to Lender in connection with (i) the monthly audits on the eligible assets of the Borrower and (ii) the periodic audits requested by the Lender; and (c) by Lender or any affiliate of Lender in connection with the closing of the Mezzanine Tranche, including, without limitation, fees and expenses of outside counsel of Lender or such affiliate.

“7.24 Mezzanine Tranche. On or before August 2, 2004, Borrower shall have closed the Mezzanine Tranche and received cash proceeds from such Mezzanine Tranche.”

“7.25 Repurchase of Preferred Stock. On the earlier of (a) the repayment in full of all obligations arising under this Loan Agreement and (b) the Termination Date, the Borrower agrees to purchase the 1,500,000 shares of Borrower’s Preferred Stock currently owned by an affiliate of the Lender for $1,500,000 payable by wire transfer in immediately available funds.”

“7.26 Newtek Ownership. The Borrower (a) shall remain a majority owned, consolidated subsidiary of Newtek, and (b) the percentage owned by Newtek, on a fully diluted basis, shall not be reduced from its percent ownership on the Third Amendment Effective Date.”

“7.27 Key Executives. If John Cox, Michael Dowd or Peter Downs shall cease to be a director of Borrower or shall cease to maintain the same title and responsibilities as an officer of Borrower as such person held on the Third Amendment Effective Date (whether due to death, disability, termination of employment or any other reason), Borrower shall, within 90 days of each such event, retain a qualified replacement for such person (for the entire position, if such person has ceased to maintain such position in its entirety, or for the responsibilities that are no longer being performed by such person, if such person is continuing to perform certain, but not all of such responsibilities), such replacement to be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld.”

“7.28 Additional Reporting Requirements. Notwithstanding any other provision in this Loan Agreement or any other Loan Documents, Borrower shall deliver to Lender on the first business day of each calendar week a servicer report in form and substance satisfactory to Lender. Such servicer report shall identify which SBA Loans, or portion thereof, the SBA has repurchased and the date of such repurchase.”

“7.29 Restrictions on Amendments and Other Changes to any Pledged SBA Loans, Etc. Borrower shall not waive, modify, alter, amend, satisfy, cancel or otherwise change in any manner any of the terms and conditions of any Pledged SBA Loan (including, without limitation, the maturity date, principal amount due thereunder, defaults and events of default or otherwise) without the Lender’s prior written consent, which consent shall not be unreasonably withheld. Borrower shall not cease to identify the Lender’s security interest in and lien on any Pledged SBA Loan pledged to the Lender on any computer records, tapes, reports or otherwise unless and until any Advance funded in connection with such Pledged SBA Loan shall have been paid in cash in full and Borrower’s obligations under such Pledged SBA Loan and in respect of such Advance shall have terminated.”

“7.30 Prohibition on Prepayment of Mezzanine Tranche. Borrower shall not prepay all or any part of the Mezzanine Tranche at any time unless and until all of the Advances funded and all other amounts due and owing under the Loan Agreement shall have been paid in cash in full and Borrower’s obligations under the Loan Agreement shall have terminated.”

“7.31 Reaffirmation of Release. On or before the next Business Day after receiving the SBA’s approval of the Third Amendment and the transactions contemplated therein, a duly authorized officer of Borrower shall execute and deliver to Lender the Reaffirmation of Release Letter in the form attached to the Third Amendment as Exhibit A (“Reaffirmation of Release Letter”).”

Section 8(d) of the Loan Agreement is hereby amended by striking paragraph (d) in its entirety and substituting in lieu thereof the following:

“(d) (i) Borrower shall fail to comply with the requirements of Sections 7.05, 7.06, 7.09, 7.13, 7.14, 7.15, 7.16, 7.23, 7.24, 7.25, 7.26, 7.27, 7.28, 7.29, 7.30 or 7.31 hereof; (ii) Borrower shall fail to be bound by the release provided for in Section 7 of the Third Amendment or in the Reaffirmation of Release Letter, as applicable, in any manner whatsoever; (iii) any “Default” or “Event of Default” (as defined or otherwise referred to in the Mezzanine Tranche documentation) under the Mezzanine Tranche shall have occurred; or (iv) Borrower shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after the earlier of the Borrower or Newtek, as applicable, becoming aware of such failure or the Borrower or Newtek, as applicable, receiving written notice of such failure; or for such longer period as the Lender and Borrower may agree to in writing; provided that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, such failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues such action to completion;

Section 8 of the Loan Agreement is hereby further amended by (i) deleting the “or” at the end of paragraph (p), (ii) deleting the period at the end of paragraph (q) and substituting in lieu thereof “; or” and (ii) adding the following new paragraphs in the alphabetical order:

“(r) (i) Newtek shall fail to pay on the date that demand is made therefore or within any applicable grace period any amount that is payable under the Newtek Guaranty; (ii) Newtek, for itself and on behalf of its predecessors successors or assigns, shall fail to deliver the Reaffirmation of Release Letter required pursuant to the Third Amendment and the Newtek Guaranty or shall otherwise fail to be bound by release provided for in Section 7 of the Third Amendment or in the Reaffirmation of Release Letter, as applicable, in any manner whatsoever; or (iii) Newtek shall breach any covenant contained in the Newtek Guaranty.”

Section 11.16 of the Loan Agreement is hereby amended by striking Section 11.16 in its entirety and substituting in lieu thereof the following:

“11.16 Periodic Due Diligence Review. The Borrower hereby acknowledges and agrees that the Lender has the right to perform continuing due diligence reviews with respect to the SBA Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Such due diligence reviews shall be conducted as follows:

(a) Upon reasonable (but no less than three (3) Business Day’s) prior notice to the Borrower (unless a Default shall have occurred, in which case no prior notice shall be required), the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the SBA Loan Files and any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession or under the control of the Borrower. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the SBA Loan Files and the SBA Loans.

(b) Upon three (3) Business Day’s prior notice to Borrower (unless a Default shall have occurred, in which case no prior notice shall be required), the Lender or its authorized representatives will be permitted during normal business hours and no more than once each calendar month (unless a Default shall have occurred, in which case there shall be no limitation) to conduct a review of eligible assets of the Borrower.

In each case, as provided in this Section 11.16, Borrower covenants and agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession, or under the control, of the Borrower. The Borrower further covenants and agrees that the Borrower shall reimburse the Lender for any and all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 11.16. Without limiting the generality of the foregoing, the Borrower hereby acknowledges that the Lender may make Advances to the Borrower based solely upon the information provided by the Borrower to the Lender in the SBA Loan Tape and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Pledged SBA Loans, including, without limitation, ordering new credit reports and new appraisals on the related Pledged Properties and otherwise re-generating the information used to originate such SBA Loan. The Lender may underwrite such SBA Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.”

Newtek Guaranty. Concurrently with the execution and delivery of this Amendment, Newtek Business Services, Inc. will reaffirm the Newtek Guaranty delivered in connection with the Loan Agreement by delivery of an amended and restated guaranty in the form attached hereto as Exhibit A.

Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) Representations and Warranties. The representations and warranties of the Borrower contained in the Loan Agreement and the other Loan Documents were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof, except to the extent of changes resulting from transactions or events contemplated by the Loan Agreement and the other Loan Documents or to the extent that such representations and warranties relate expressly to an earlier date.

(b) Ratification, Etc. Except as expressly amended hereby, the Loan Agreement and the other Loan Documents, and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Loan Agreement shall, together with this Amendment, be read and construed as a single agreement. All references to the Loan Agreement in the Loan Agreement, the Loan Documents or any related agreement or instrument shall hereafter refer to the Loan Agreement as amended hereby.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its agreements and obligations under the Loan Agreement as amended hereby and the other Loan Documents are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower.

(d) Enforceability of Obligations. This Amendment, the Loan Agreement as amended hereby and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(e) No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist after execution and delivery of this Amendment.

No Other Amendments; Ratification of Existing Agreements, Etc.. Except as expressly provided in this Amendment, all of the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and the Borrower agrees that the obligations are ratified and confirmed in all respects. Nothing contained in this Amendment shall (a) be construed to imply a willingness on the part of the Lender to grant any similar or other future amendment of any of the terms and conditions of the Loan Agreement or the other Loan Documents or (b) in any way prejudice, impair or effect any rights or remedies of the Lender under the Loan Agreement or the other Loan Documents. In addition, by the execution of this Amendment, the Borrower represents and warrants that no counterclaim, right of set-off or defense of any kind exists or is outstanding with respect to such obligations. If any such counterclaim, right of set-off or defense of any kind exists or is outstanding as of the Third Amendment Effective Date, the Borrower hereby waives such counterclaim, right of set-off of defense.

Conditions to Effectiveness. This Amendment shall be effective upon the satisfaction of the each of the following conditions precedent:

(a) Each of Borrower and Newtek shall have duly executed and delivered a counterpart of this Amendment to Lender.

(b) Newtek shall have duly executed and delivered to Lender the Newtek Guaranty.

(c) Lender shall have received from each of Borrower and Newtek, copies, certified by a duly authorized officer of the Borrower and Newtek, as applicable, to be true and complete, of the records of all corporate action taken by the Borrower and Newtek, as applicable, to authorize (i) the Borrower’s and Newtek’s execution and delivery of this Amendment, (ii) Newtek’s execution and delivery of the Newtek Guaranty, (iii) the Borrower’s performance of all of its agreements and obligations under this Amendment and (iv) Newtek’s performance in respect of the Release provided for herein and under the Newtek Guaranty, in each case in form and substance satisfactory to Lender.

(d) Lender shall have received from counsel to the Borrower and Newtek, a legal opinion in form and substance reasonably satisfactory to Lender.

(e) Borrower shall have paid all unpaid fees and expenses of (i) Evergreen Collateral Consulting LLC in connection with the audit of the Borrower and (ii) counsel to Lender, including, without limitation, Bingham McCutchen LLP, each to the extent that copies of invoices for such fees and expenses have been delivered to the Borrower.

(f) Borrower shall have paid a retainer for Bingham McCutchen LLP in the amount of $150,000.00.

(g) Borrower shall have delivered to Lender evidence satisfactory to Lender that the SBA has approved this Amendment and the Newtek Guaranty.

Governing Law, Waiver of Trial by Jury and Certain Other Rights. THIS AMENDMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT

PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AMENDMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. IN CONNECTION WITH ANY ISSUE OR CONTROVERSY ARISING IN RELATION TO THIS AMENDMENT, THE PARTIES CONSENT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND FURTHER CONSENT THAT ANY PROCESS OR NOTICE OR OTHER APPLICATION TO ANY COURT OR ANY JUDGMENT THEREOF MAY BE SERVED WITHIN OR WITHOUT THE STATE OF NEW YORK, BY CERTIFIED MAIL OR PERSONAL SERVICE, TO THE NOTICE ADDRESS HEREIN PROVIDED, SO LONG AS A REASONABLE TIME FOR APPEARANCE IS ALLOWED.

RELEASE AND REAFFIRMATION OF RELEASE. FOR GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED AND CONFIRMED, EFFECTIVE UPON THE DATE THIS AMENDMENT IS EXECUTED, EACH OF BORROWER AND NEWTEK, FOR ITSELF AND ITS PREDECESSORS, SUCCESSORS AND ASSIGNS, HEREBY FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND OTHER LIABILITIES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, NOW EXISTING, IN LAW OR EQUITY OR OTHERWISE THAT THE BORROWER OR NEWTEK MAY HAVE AGAINST THE LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, PARTNERS, MEMBERS, SHAREHOLDERS AND AFFILIATES OF LENDER BASED ON OR ARISING OUT OF THE LOAN AGREEMENT, THE ADMINISTRATION OR ENFORCEMENT THEREOF, AND THE NEGOTIATION OF, AND THE PREPARATION OF ANY DEFINITIVE DOCUMENTATION IN ANTICIPATION OF, THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, THE ENGAGEMENT LETTER, DATED MARCH 22, 2004, AMONG THE BORROWER, NEWTEK AND LENDER.

THE RELEASE PROVIDED IN THIS SECTION 7 SHALL SURVIVE THE TERMINATION OF THE LOAN AGREEMENT AND EACH LOAN DOCUMENT.

THE FAILURE OF THE BORROWER AND NEWTEK, FOR ITSELF AND ITS PREDECESSORS, SUCCESSORS AND ASSIGNS, TO DELIVER THE REAFFIRMATION OF RELEASE LETTER ATTACHED HERETO AS EXHIBIT A WITHIN ONE BUSINESS DAY OF APPROVAL OF THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY THE SBA SHALL BE AN AUTOMATIC EVENT OF DEFAULT.

Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, Newtek and the Lender, and their respective successors and assigns.

Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto in connection with amending the Loan Agreement as provided herein and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Amendment.

Severability. In case any one or more of the provisions contained in this Amendment or the Loan Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Facsimile Execution. Facsimile signatures on counterparts of this Amendment are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Amendment shall be deemed as executed when an executed facsimile hereof is transmitted by a Party to any other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Lender have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER: NEWTEK SMALL BUSINESS FINANCE, INC.

By	/s/ Barry Sloane
	Name:	Barry Sloane
	Title:	Secretary

LENDER: DB STRUCTURED PRODUCTS, INC.

By	/s/ Elizabeth A. Whalen
	Name:	Elizabeth A. Whalen
	Title:	Director

By	/s/ Christine Belbusti
	Name:	Christine Belbusti
	Title:	Vice President

CONSENT TO RELEASES, RATIFICATION OF GUARANTY, ETC.

The undersigned hereby (a) agrees to and shall be bound by the Releases provided in Section 7 of this Amendment; (b) acknowledges and consents to the foregoing Amendment, and agrees that the Newtek Guaranty, dated as of June 22, 2004 (as amended and restated from time to time), in favor of Lender remains in full force and effect; (c) confirms and ratifies all of its obligations under the Newtek Guaranty; and (d) acknowledges and agrees that the undersigned has no right of defense, offset, counterclaim or recoupment to any of such obligations thereunder.

NEWTEK: NEWTEK BUSINESS SERVICES, INC.

By	/s/ Barry Sloane
	Name:	Barry Sloane
	Title:	Chief Executive Officer

[SCHEDULES OMITTED]